Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-52280, No. 333-88240, No. 333-64748 and No. 333-97395 on Form S-8, and Registration Statement No. 333-113741 on Form S-3 of our reports dated March 13, 2006, relating to the financial statements and financial statement schedules of PRIMEDIA Inc. (which report expressed an unqualified opinion and included an explanatory paragraph referring to PRIMEDIA Inc.’s adoption of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” effective July 1, 2003) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of PRIMEDIA Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 13, 2006